Exhibit 99

CBS CORPORATION REPORTS FIRST QUARTER 2013 RESULTS

Revenues of $4 Billion, Up 6%

OIBDA of $916 Million, Up 15%

Operating Income of $800 Million, Up 18%

Diluted EPS of $.73, Up 24%

NEW YORK, May 1, 2013 – CBS Corporation (NYSE: CBS.A and CBS) today reported its strongest ever quarterly results, including revenue that exceeded $4 billion for the first time since CBS became a stand-alone Company in 2006.

“CBS has started the year with a terrific first quarter,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Our premium content and multiplatform distribution strategy are leading to results that are better than ever. I am confident that this approach, under the guidance of Leslie and his team, will continue to propel CBS ahead in the years to come.”

“Across key financial measures—including revenue, OIBDA, operating income, and EPS—this was the most successful quarter in our Company’s history,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “The value of our world-class content clearly continues to rise. In terms of big-event television, we had tremendous success during the quarter with the Super Bowl, the GRAMMYs, the NCAA men’s basketball tournament, and more recently, the Academy of Country Music Awards. And our primetime lineup continues to dominate as well. The CBS Television Network is poised to win the season across all demographics, putting us in a very strong position as we prepare to unveil our new primetime lineup at the Upfront later this month. In the weeks that follow, we’ll be selling our schedule into an advertising marketplace that continues to improve, and we expect to once again lead the competition in pricing and volume.”

Mr. Moonves continued, “At the same time, our previously announced Outdoor initiatives are well underway and, once complete, will solidify CBS as a company entirely centered around content. As the transformation of CBS continues, we are confident we will continue to create and distribute the best programming, drive earnings, and return value to our shareholders well into the future.”

First Quarter 2013 Results

The Company posted its highest quarterly results in the following key metrics:

•                 Revenue of $4.04 billion

•                 Operating income before depreciation and amortization (“OIBDA”) of $916 million

•                 Operating income of $800 million

•                 Diluted earnings per share from continuing operations of $.73

Revenues of $4.04 billion for the first quarter of 2013 increased 6% from $3.80 billion in the same prior-year period. This growth was led by an 8% increase in advertising revenues, which was driven by the broadcast of Super Bowl XLVII on the CBS Television Network. The timing of the semifinals of the NCAA Division I Men’s Basketball Championship, which aired during the second quarter in 2013 versus the first quarter in 2012, as well as one less week of NFL games broadcast during the quarter, partially offset the advertising growth. Affiliate and subscription fee revenues rose 14%, driven by 62% higher retransmission revenues and fees from CBS Television Network affiliated television stations as well as growth at Cable Networks. Content licensing and distribution revenues were down 1% primarily because of the timing of theatrical releases and a significant syndication sale in 2012. At the same time, content licensing and distribution revenues benefited from a 19% increase in streaming revenues.

OIBDA of $916 million increased 15% in the first quarter of 2013 from $796 million for the same prior-year period. Operating income of $800 million increased 18% from $677 million in the first quarter of 2012, and the operating income margin rose two percentage points, to 20%. The OIBDA and operating income growth and margin expansion were primarily driven by higher affiliate and subscription fee revenues and the broadcast of Super Bowl XLVII on the CBS Television Network. OIBDA and operating income for the first quarter of 2012 included a pretax noncash impairment charge of $11 million relating to radio station divestitures.

Net earnings from continuing operations were $463 million for the first quarter of 2013, or $.73 per diluted share, up from $394 million, or $.59 per diluted share, for the same prior-year period. The increase in diluted earnings per share reflected the Company’s operating income growth, lower interest expense as a result of the Company’s 2012 debt refinancing, and lower weighted average shares outstanding as a result of the Company’s ongoing share repurchase program. Net earnings for the first quarter of 2012 included the aforementioned impairment charge of $11 million and a pretax gain on early extinguishment of debt of $25 million.

Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

Free cash flow was $576 million for the first quarter of 2013, compared with $620 million for the first quarter a year ago. The Company generated operating cash flow from continuing operations of $610 million for the first quarter of 2013 versus $655 million for the first quarter of 2012, primarily reflecting increased investment in television content.

In the first quarter of 2013, the Company repurchased 24.1 million shares of CBS Corp. Class B Common Stock, including 6.2 million shares that were repurchased in the open market for $262 million and 17.9 million shares that were delivered as part of a $1.0 billion accelerated share repurchase (“ASR”). The Company anticipates that approximately 4.3 million additional shares will be delivered at the conclusion of the ASR during the second quarter of 2013. At March 31, 2013, the Company had $1.25 billion of authorization remaining on its share repurchase program. Additionally, during the first quarter, the Company extended its $2.0 billion credit facility through March of 2018 at more favorable terms.

At March 31, 2013, the Company’s debt outstanding was $6.47 billion, and its cash balance was $409 million, compared with $708 million at December 31, 2012.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type as well as its segment operating income (loss) before depreciation and amortization, restructuring charges and impairment charges (“Segment OIBDA”) and operating income (loss) by segment for the three months ended March 31, 2013, and 2012. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended March 31,
Revenues by Segment	2013	2012
Entertainment	$2,539	$2,318
Cable Networks	478	452
Publishing	171	176
Content Group	3,188	2,946
Local Broadcasting	638	622
Outdoor Americas	281	288
Local Group	919	910
Eliminations	(67)	(60)
Total Revenues	$4,040	$3,796

	Three Months Ended March 31,
Revenues by Type	2013	2012
Advertising	$2,455	$2,270
Content licensing and distribution	1,008	1,017
Affiliate and subscription fees	519	455
Other	58	54
Total Revenues	$4,040	$3,796

	Three Months Ended March 31,
Segment OIBDA	2013	2012
Entertainment	$480	$411
Cable Networks	231	209
Publishing	12	10
Content Group	723	630
Local Broadcasting	199	171
Outdoor Americas	74	76
Local Group	273	247
Corporate	(80)	(70)
Adjusted OIBDA	916	807
Impairment charges	—	(11)
Total OIBDA	$916	$796

	Three Months Ended March 31,
Operating Income (Loss)	2013	2012
Entertainment	$440	$370
Cable Networks	227	204
Publishing	10	8
Content Group	677	582
Local Broadcasting	176	138
Outdoor Americas	32	33
Local Group	208	171
Corporate	(85)	(76)
Total Operating Income	$800	$677

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films, and CBS Interactive)

Entertainment revenues of $2.54 billion for the first quarter of 2013 increased 10% from the same prior-year period, driven by higher advertising revenues from the broadcast of Super Bowl XLVII on the CBS Television Network as well as growth in network affiliation fees. These revenue increases were partially offset by one less week of NFL games during the first quarter of 2013 as well as the timing of the semifinals of the NCAA Division I Men’s Basketball Championship, which aired during the second quarter in 2013 versus the first quarter in 2012.

Entertainment OIBDA for the first quarter of 2013 increased 17% to $480 million from $411 million for the same prior-year period, principally reflecting the segment’s revenue growth.

Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)

Cable Networks revenues for the first quarter of 2013 increased 6% to $478 million from $452 million for the same prior-year period. The growth was driven by higher affiliate revenues from increases in rates and subscriptions at Showtime Networks (which includes Showtime, The Movie Channel, and Flix), CBS Sports Network, and Smithsonian Networks.

Cable Networks OIBDA for the first quarter of 2013 increased 11% to $231 million from $209 million for the same prior-year period, primarily reflecting the growth in Cable Networks revenues, which were partially offset by higher programming costs.

Publishing (Simon & Schuster)

Publishing revenues for the first quarter of 2013 decreased 3% to $171 million from $176 million for the same prior-year period as the first quarter of 2012 benefited from the continued popularity of two 2011 releases, Steve Jobs by Walter Isaacson and 11/22/63 by Stephen King. Digital book sales increased 14% and represented 30% of total Publishing revenues for the first quarter of 2013, compared with 26% for the same prior-year period. Best-selling titles in the first quarter included Proof of Heaven by Eben Alexander and The Storyteller by Jodi Picoult.

Publishing OIBDA for the first quarter of 2013 increased $2 million to $12 million from $10 million for the same prior-year period, primarily reflecting lower legal costs and a decrease in operating expenses as a result of the growth in more profitable digital book sales.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the first quarter of 2013 increased 3% to $638 million from $622 million for the same prior-year period. CBS Television Stations revenues increased 5%, primarily driven by the benefit of the 2013 telecast of Super Bowl XLVII to the CBS-affiliated stations owned by the Company as well as higher retransmission revenues. These revenue increases were partially offset by lower revenues from the nonrenewal of an unprofitable sports programming contract, the timing of the semifinals of the NCAA Tournament, and one less week of NFL games during the first quarter of 2013. CBS Radio revenues remained flat compared with the same prior-year period, as the benefit of the new CBS Sports Radio network was offset by the impact of radio station dispositions in 2012.

Local Broadcasting OIBDA for the first quarter of 2013 increased 16% to $199 million from $171 million for the same prior-year period, primarily driven by the segment’s revenue growth, lower programming costs, and the benefit from the nonrenewal of the unprofitable sports contract.

Outdoor Americas (CBS Outdoor)

Outdoor Americas revenues for the first quarter of 2013 decreased 2% to $281 million from $288 million for the same prior-year period. The decrease principally reflects the nonrenewal of several low-margin and unprofitable contracts, as well as declines in Canada and Mexico. Revenues in the U.S. were comparable to the same prior-year period.

Outdoor Americas OIBDA for the first quarter of 2013 decreased 3% to $74 million from $76 million for the same prior-year period, principally because of the revenue decline, including the nonrenewal of the aforementioned contracts.

Corporate

Corporate expenses before depreciation for the first quarter of 2013 increased $10 million to $80 million from $70 million for the same prior-year period, reflecting higher stock-based compensation associated with the increase in the Company’s stock price. This increase was partially offset by lower pension and postretirement benefit costs, primarily reflecting the benefit from pre-funding pension plans in 2012 and the favorable performance of pension plan assets in 2012.

Outdoor Initiatives

Following the Company’s announcement that it would pursue strategic alternatives for its Outdoor businesses, the Company submitted a ruling request with the IRS during the first quarter to qualify its Outdoor Americas’ operations as a real estate investment trust (“REIT”). The Company is currently preparing a registration statement to be filed with the SEC for the initial public offering of a minority ownership in Outdoor Americas. In addition, the Company has made progress in its plan to divest its outdoor business in Europe and Asia and continues to expect it to be sold by the end of 2013. The Company’s outdoor business in Europe and Asia has been presented as a discontinued operation.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand – “the Eye” – one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; the inability to obtain the requisite regulatory approvals and changes in legislation, tax rules or market conditions, which could adversely impact timing and the ability to consummate or achieve the benefits of transactions involving the Company’s Outdoor business; the inability to divest the Company’s Outdoor operations in Europe and Asia on terms that the Company finds acceptable; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Executive Vice President of Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Revenues	$4,040	$3,796

Operating income	800	677

Interest expense	(95)	(110)
Interest income	2	2
Gain on early extinguishment of debt	—	25
Other items, net	(2)	5
Earnings from continuing operations before income taxes	705	599

Provision for income taxes	(234)	(201)
Equity in loss of investee companies, net of tax	(8)	(4)
Net earnings from continuing operations	463	394

Net loss from discontinued operations	(20)	(31)
Net earnings	$443	$363

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$.75	$.61
Net loss from discontinued operations	$(.03)	$(.05)
Net earnings	$.71	$.56

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$.73	$.59
Net loss from discontinued operations	$(.03)	$(.05)
Net earnings	$.69	$.54

Weighted average number of common shares outstanding:
Basic	621	650
Diluted	638	667

Dividends per common share	$.12	$.10

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At March 31, 2013	At December 31, 2012

Assets

Cash and cash equivalents	$409	$708
Receivables, net	3,130	3,137
Programming and other inventory	569	859
Prepaid expenses and other current assets	1,151	1,016
Total current assets	5,259	5,720
Property and equipment	4,970	4,988
Less accumulated depreciation and amortization	2,755	2,717
Net property and equipment	2,215	2,271
Programming and other inventory	1,571	1,582
Goodwill	8,568	8,567
Intangible assets	6,494	6,515
Other assets	2,004	1,811
Total Assets	$26,111	$26,466

Liabilities and Stockholders’ Equity

Accounts payable	$232	$386
Participants’ share and royalties payable	856	953
Program rights	670	455
Commercial paper	550	—
Current portion of long-term debt	16	18
Accrued expenses and other current liabilities	2,116	2,129
Total current liabilities	4,440	3,941
Long-term debt	5,901	5,904
Other liabilities	6,376	6,408
Total Stockholders’ Equity	9,394	10,213
Total Liabilities and Stockholders’ Equity	$26,111	$26,466

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended March 31,
	2013	2012

Operating Activities:
Net earnings	$443	$363
Less: Net loss from discontinued operations	(20)	(31)
Net earnings from continuing operations	463	394
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	116	119
Impairment charges	—	11
Stock-based compensation	60	41
Redemption of debt	—	(25)
Equity in loss of investee companies, net of tax and distributions	11	6
Change in assets and liabilities, net of investing and financing activities	(40)	109
Net cash flow provided by operating activities from continuing operations	610	655
Net cash flow used for operating activities from discontinued operations	(23)	(9)
Net cash flow provided by operating activities	587	646
Investing Activities:
Acquisitions, net of cash acquired	(9)	(69)
Capital expenditures	(34)	(35)
Investments in and advances to investee companies	(30)	(34)
Proceeds from sale of investments	12	4
Proceeds from disposition	11	—
Other investing activities	—	(2)
Net cash flow used for investing activities from continuing operations	(50)	(136)
Net cash flow used for investing activities from discontinued operations	(4)	(4)
Net cash flow used for investing activities	(54)	(140)
Financing Activities:
Proceeds from short-term debt borrowings, net	550	—
Proceeds from issuance of notes	—	690
Repayment of notes	—	(700)
Payment of capital lease obligations	(4)	(5)
Payment of contingent consideration	(30)	(33)
Dividends	(81)	(69)
Purchase of Company common stock	(1,289)	(260)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(117)	(87)
Proceeds from exercise of stock options	58	36
Excess tax benefit from stock-based compensation	85	56
Other financing activities	(4)	—
Net cash flow used for financing activities	(832)	(372)
Net (decrease) increase in cash and cash equivalents	(299)	134
Cash and cash equivalents at beginning of period	708	660
Cash and cash equivalents at end of period	$409	$794

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Segment Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and Adjusted OIBDA

The Company presents Segment OIBDA as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting.

The following tables set forth the Company’s OIBDA and Adjusted OIBDA, for the three months ended March 31, 2013 and 2012. The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Net earnings (loss) from discontinued operations; Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Gain on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “Adjusted OIBDA” as OIBDA excluding restructuring and impairment charges. For each individual operating segment, Adjusted OIBDA is also known as “Segment OIBDA”.

The Company uses Adjusted OIBDA (or Segment OIBDA for each segment), as well as Adjusted OIBDA margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Because Adjusted OIBDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Adjusted OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted OIBDA excludes certain financial information that is included in net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of Adjusted OIBDA to operating income and net earnings (loss), the most directly comparable amounts reported under GAAP. In addition, the following tables also provide reconciliations of Segment OIBDA for each segment to such segment’s operating income (loss).

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended March 31, 2013
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Entertainment	$480	$(40)	$440
Cable Networks	231	(4)	227
Publishing	12	(2)	10
Content Group	723	(46)	677
Local Broadcasting	199	(23)	176
Outdoor Americas	74	(42)	32
Local Group	273	(65)	208
Corporate	(80)	(5)	(85)
Total	$916	$(116)	$800
Margin (a)	23%		20%

Three Months Ended March 31, 2012
	Adjusted OIBDA	Depreciation and Amortization	Impairment Charges	Operating Income (Loss)
Entertainment	$411	$(41)	$—	$370
Cable Networks	209	(5)	—	204
Publishing	10	(2)	—	8
Content Group	630	(48)	—	582
Local Broadcasting	171	(22)	(11)	138
Outdoor Americas	76	(43)	—	33
Local Group	247	(65)	(11)	171
Corporate	(70)	(6)	—	(76)
Total	$807	$(119)	$(11)	$677
Margin (a)	21%			18%

	Three Months Ended March 31,
	2013	2012
Adjusted OIBDA	$916	$807
Impairment charges	—	(11)
Total OIBDA	916	796
Depreciation and amortization	(116)	(119)
Operating income	800	677
Interest expense	(95)	(110)
Interest income	2	2
Gain on early extinguishment of debt	—	25
Other items, net	(2)	5
Earnings from continuing operations before income taxes	705	599
Provision for income taxes	(234)	(201)
Equity in loss of investee companies, net of tax	(8)	(4)
Net earnings from continuing operations	463	394
Net loss from discontinued operations	(20)	(31)
Net earnings	$443	$363

(a)          Margin is defined as OIBDA, Adjusted OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow.

	Three Months Ended March 31,
	2013	2012
Net cash flow provided by operating activities	$587	$646
Capital expenditures	(34)	(35)
Exclude net cash flow used for operating activities from discontinued operations	(23)	(9)
Free cash flow	$576	$620

The following table presents a summary of the Company’s cash flows:

	Three Months Ended March 31,
	2013	2012
Net cash flow provided by operating activities	$587	$646
Net cash flow used for investing activities	$(54)	$(140)
Net cash flow used for financing activities	$(832)	$(372)